FRIESS ASSOCIATES, LLC

FRIESS ASSOCIATES OF DELAWARE, LLC

Code of Ethics

Amended effective as of October 1, 2013

I.	DEFINITIONS

A.	“Access person” means any director, officer or advisory person of the Adviser.

B.	“Act” means the Investment Company Act of 1940, as amended.

C.	“Adviser” means Friess Associates, LLC or Friess Associates of Delaware, LLC.

D.
“Advisory person” means: (i) any employee of the Adviser or of any company in  a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by Managed Accounts, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to Managed Accounts with regard to the purchase or sale of Covered Securities by Managed Accounts.

E.
A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

F.
“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes as such Act and the rules and regulations promulgated thereunder.

G.	“Control” has the same meaning as that set forth in Section 2(a)(9) of the Act.

H.	“Covered Security” means a security as defined in Section 2(a)(36) of the Act, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	Shares issued by open-end registered investment companies.

(i)

I.
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

J.
“Investment personnel” means: (i) any employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by Managed Accounts; and (ii) any natural person who controls the Adviser and who obtains information concerning recommendations made to Managed Accounts regarding the purchase or sale of securities by Managed Accounts.

K.
A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

L.	“Managed Accounts” include any client account for which the Adviser provides investment management services.

M.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

N.	"Supervised Person" means any director, officer or employee of the Adviser.

II.	APPROVAL OF CODE OF ETHICS

A.	The Management Committee of the Adviser shall approve this Code of Ethics and any material changes thereto.

B.	No less frequently than annually, the Chief Compliance Officer (“CCO”) of the Adviser shall furnish a report to the Management Committee of the Adviser:

1.
Describing issues arising under the Code of Ethics since the last report to the Management Committee, including, but not limited to, information about material violations of the Code of Ethics and sanctions imposed in response to such material violations.  Such report shall also include a list  of access persons under the Code of Ethics.

2.	Certifying that the Adviser has adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.

C.	This Code of Ethics, the certifications required by Sections II.A. and II.B.(2), and the reports required by Sections II.B. and Section V shall be maintained by the Adviser’s CCO.

A.

III.	EXEMPTED TRANSACTIONS

The prohibitions of Section IV of this Code of Ethics shall not apply to:

(a)	Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

(b)
Purchases or sales of Covered Securities which are not eligible for purchase or sale by any Managed Account; provided, however, that the prohibitions of Section IV.B. of this Code of Ethics shall apply to such purchases and sales.

(c)	Purchases or sales which are non-volitional on the part of either the access person or Managed Accounts.

(d)	Purchases which are part of an automatic dividend reinvestment plan.

(e)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

IV.	PROHIBITED ACTIVITIES

A.
Except in a transaction exempted by Section III of this Code, no access person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by Managed Accounts or is being purchased or sold by Managed Accounts. Before an access person so purchases or sells a Covered Security, he or she shall (i) review the Adviser’s Company Tracking Database to determine if the Adviser has an analyst responsible for the Covered Security; (ii) obtain confirmation from the analyst, if any, that to the analyst’s knowledge the proposed purchase or sale would not violate this Section IV.A.; and (iii) report the proposed purchase or sale and analyst confirmation (if the security is in the Company Tracking Database) to the Adviser’s Trading Department. The Adviser’s Trading Department shall review all Managed Accounts to determine whether the Covered Security is being considered for purchase or sale currently, or in the next five business days, or is currently being, or has been in the preceding five business days, purchased or sold for any Managed Accounts. The access person (i) shall delay so purchasing or selling a Covered Security until such time as he or she has been informed by the Adviser’s Trading Department that the proposed purchase or sale would not violate this Section IV.A.; and (ii) must complete any such purchase or sale no later than the close of the business day following the day the access person was so informed.

Before an access person purchases or redeems shares of the Fund, he or she

(i)	shall report such proposed purchase or redemption to the Adviser’s

(i)

Compliance Department; (ii) shall delay so purchasing or redeeming shares of the Fund until the access person has received permission from the Adviser’s Compliance Department to effect such purchase or redemption; and (iii) must complete any such purchase or redemption no later than the close of the business day following the day the access person received permission. The Adviser’s Compliance Department shall not grant permission for purchases of shares of the Fund if the access person had redeemed shares of the Fund within the preceding 10 business days, and shall not grant permission for redemptions of shares of the Fund if the access person had purchased shares of the Fund within the preceding 10 business days. Additionally the Adviser’s Compliance Department shall not grant permission for purchases or redemptions of shares of the Fund which the Adviser determines, in its sole discretion, to be detrimental to the Fund because of the timing of the proposed purchase or redemption.

B.
Except in a transaction exempted by Section III of this Code of Ethics, access persons, must obtain approval from the Adviser’s Chief Compliance Officer and before directly or indirectly acquiring beneficial ownership in any securities in a Limited Offering. The Adviser’s Chief Compliance Officer must obtain approval from another designated compliance and trading employee before directly or indirectly acquiring beneficial ownership in any securities in a Limited Offering. Prior approval shall not be given if the Adviser’s CCO believes that the investment opportunity should be reserved for Managed Accounts or is being offered to the individual by reason of his or her position with the Adviser.

C.	Access persons may not directly or indirectly acquire beneficial ownership in any securities in an Initial Public Offering.

V.	REPORTING AND COMPLIANCE PROCEDURES

A.	Except as provided in Section V.B. of this Code of Ethics, every access person shall report the information described in Section V.C., Section V.D. and Section
V.E. of this Code of Ethics. All reports shall be filed with the Adviser’s Chief Compliance Officer.

B.
1. An access person need not make a report with respect to transactions effected for, and shares of the Fund or Covered Securities held in, any account over which the person has no direct or indirect influence or control, or with respect to transactions effected pursuant to an automatic investment plan.

2. Every access person shall direct his or her brokers to send to the Adviser’s Chief Compliance Officer, on a timely basis, duplicate copies of all broker trade confirmations or account statements. If submitted in the time period required by Section V.D., such duplicate copies may satisfy the access person’s obligations under Section V.D. provided that all of the information required by Section V.D. is contained in the broker trade confirmations or account statements or in the records of the Adviser.

C.
Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the number of shares of the Fund owned by the access person and the following information (all of which information must be current as of a date no more than 45 days prior to the date the report was submitted):

1.	The title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect beneficial ownership when the person becomes an access person;

2.	The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

3.	The date that the report is submitted by the access person.

D.	Every access person shall, no later than thirty (30) days after the end of a calendar quarter, file a quarterly transaction report containing the following information:

1.	With respect to any transaction during the quarter in shares of the Fund or in a Covered Security in which the access person had any direct or indirect beneficial ownership:

(a)	The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	The price of the shares of the Fund or the Covered Security at which the transaction was effected;

(d)	The name of the broker, dealer or bank with or through whom the transaction was effected; and

(e)	The date that the report is submitted by the access person.

2.	With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

(a)	The name of the broker, dealer or bank with whom the access person established the account;

(a)

(b)	The date the account was established; and

(c)	The date that the report is submitted by the access person.

E.	Every access person shall, no later than February 14 each year, file an annual holdings report containing the following information as of the preceding December 31:

1.	The number of shares of the Fund and the title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

3.	The date that the report is submitted by the access person.

F.
Any report filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

G.
The Adviser’s Chief Compliance Officer shall review all reports filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics. The Adviser’s Chief Compliance Officer shall identify all access persons who are required to file reports pursuant to this Section V of this Code of Ethics and must inform such access persons of their reporting obligation.

VI.	STANDARDS OF BUSINESS CONDUCT AND RELATED MATTERS

A.
All supervised persons of the Adviser must act in an honest and ethical manner and comply with all applicable laws, rules and regulations of federal, state and local governments. Consistent with their fiduciary responsibilities to the  Managed Accounts, all supervised persons must place the interests of the Managed Accounts before their own personal interests.

B.	All supervised persons of the Adviser must report any violations of this Code of Ethics promptly to the Adviser's Chief Compliance Officer.

C.
The Adviser's Chief Compliance Officer must provide each supervised person with a copy of this Code of Ethics and any amendments and receive from each supervised person an acknowledgement of receipt of this Code of Ethics.

A.

VII.	SANCTIONS

Upon discovering a violation of this Code of Ethics, the Chief Compliance Officer of the Management Committee of the Adviser may impose such sanctions as it deems appropriate.